Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ROOT, INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Root, Inc., a Delaware corporation (the “Company”), hereby certifies that:

The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) confers upon the Board of Directors of the Company (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares. On August 11, 2021, a duly appointed special transaction committee of the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series A Convertible Preferred Stock (the “Preferred Stock”), comprised initially of 14,053,096 shares and such resolution has not been modified and is in full force and effect as of October 1, 2021 (the “Effective Date”):

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $0.0001 per share, of the Company is hereby created and that the designation and number of shares thereof and the powers, designations, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. DESIGNATION. The distinctive designation of the Preferred Stock shall be “Series A Convertible Preferred Stock.” Each share of Preferred Stock shall be identical in all respects to every other share of Preferred Stock.

SECTION 2. NUMBER OF SHARES. The authorized number of shares of Preferred Stock shall be 14,053,096. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Class A Common Stock, shall not be reissued as shares of such series and shall be cancelled and become authorized but unissued shares of preferred stock of the Company.

SECTION 3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall subject to Section 7 below be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock upon liquidation, dissolution or winding up and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $9.00 per share plus the amount of any accrued but unpaid dividends thereon as of such date (the “Liquidation Preference”). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Certificate of Designations (including in this Section 3 and in Section 7 below).

SECTION 4. DEFINITIONS. As used herein with respect to Preferred Stock:

(a) “90 Day VWAP” means the average of the VWAP per share of Class A Common Stock for each of ninety consecutive full Trading Days.

(b) “Affiliate” has the meaning specified in the Investment Agreement.

(c) “Board of Directors” has the meaning specified in the Preamble.

(d) “Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

(e) “Bylaws” means the Amended and Restated Bylaws of the Company, as they may be amended from time to time in accordance with their terms.

(f) “Certificate of Designations” means this Certificate of Designations relating to the Preferred Stock, as it may be amended from time to time in accordance with the terms hereof and the Certificates of Incorporation.

(g) “Certificate of Incorporation” has the meaning specified in the Preamble.

(h) “Change of Control” means the occurrence of one of the following: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act obtains direct or indirect ultimate beneficial ownership of Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock, other than any transaction in which the Persons that beneficially owned, directly or indirectly, Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares representing a majority of the total voting power of all outstanding classes of shares of the continuing or surviving Person or the ultimate resulting parent entity immediately after the transaction; or (ii) consummation of any consolidation, merger or share exchange of the Company or any sale, lease or other transfer of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries, in each case pursuant to which the Voting Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than any such consolidation, merger, share exchange or similar extraordinary transaction in which the Persons that beneficially owned, directly or indirectly, Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares representing a majority of the total voting power of all outstanding classes of shares of the continuing or surviving Person or the ultimate resulting parent entity immediately after the transaction.

(i) “Change of Control Exchange” has the meaning specified in Section 7(c).

(j) “Change of Control Notice Date” has the meaning specified in Section 7(c).

(k) “Change of Control Price” has the meaning specified in Section 7(c).

(l) “Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

(m) “Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.

(n) “Closing” has the meaning specified in the Investment Agreement.

(o) “Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on the Nasdaq Global Select Market on such date. If the Class A Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the

Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Class A Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose.

(p) “Commercial Agreement” means that certain Commercial Agreement between Caret Holdings, Inc. and the Purchaser dated as of October 1, 2021, as it may be amended, supplemented or otherwise modified from time to time.

(q) “Common Stock” means the Class A Common Stock and the Class B Common Stock.

(r) “Common Event” has the meaning specified in Section 5(b).

(s) “Company” has the meaning specified in the Preamble.

(t) “Conversion Price” has the meaning specified in Section 6(a).

(u) “Conversion Rate” has the meaning specified in Section 6(a).

(v) “Credit Agreements” means, collectively, (i) that certain Amended and Restated Term Loan Agreement, dated as of April 17, 2019, as amended and restated as of November 25, 2019 and (ii) that certain Note Purchase Agreement, dated as of November 25, 2019.

(w) “Deadline Date” has the meaning specified in Section 7(c).

(x) “Effective Date” has the meaning specified in the Preamble.

(y) “Fall-Away of Purchaser Rights” means the first day on which the Purchaser no longer meets the Ownership Requirement.

(z) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

(aa) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(bb) “Holder” means the Person in whose name a share of Preferred Stock is registered in the stock register of the Company.

(cc) “Issue Date” means, with respect to a share of Preferred Stock, the date of issuance thereof.

(dd) “Investment Agreement” means that certain Investment Agreement between the Company and the Purchaser dated as of August 11, 2021, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

(ee) “Junior Stock” means the Common Stock and any other class or series of shares of the Company that ranks junior to the Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company, including any other class or series of preferred stock issued by the Company.

(ff) “Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

(gg) “Liquidation” has the meaning specified in Section 7(a).

(hh) “Liquidation Preference” has the meaning specified in Section 3.

(ii) “Mandatory Conversion Period” means any period of time, following the fifth anniversary of the date that Product Integration has been achieved, beginning the first Trading Day when the Company’s 90 Day VWAP is greater than the Conversion Price, and ending the first Trading Day when the Company’s 90 Day VWAP is less than the Conversion Price.

(jj) “Mandatory Conversion” has the meaning specified in Section 8.

(kk) “Mandatory Conversion Date” has the meaning specified in Section 8.

(ll) “Market Disruption Event” means any of the following events: (i) any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or (ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or to obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or to obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

(mm) “Notice of Mandatory Conversion” has the meaning set forth in Section 8.

(nn) “Ownership Requirement” means that the Purchaser continues to beneficially own at all times all those shares of Preferred Stock acquired at the Closing.

(oo) “Parity Stock” means any other class or series of stock of the Company that ranks equally with the Preferred Stock in both the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Company.

(pp) “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or Governmental Authority.

(qq) “Preferred Stock” has the meaning specified in the Preamble.

(rr) “Preferred Stock Dividend” has the meaning specified in Section 5.

(ss) “Preferred Stock Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.

(tt) “Preferred Stock Dividend Period” means the period of time beginning on the first Trading Day following the fifth anniversary of the date that Product Integration has been achieved when the Company’s 90 Day VWAP is less than the Conversion Price, and continuing thereafter so long as any shares of Preferred Stock remain outstanding.

(uu) “Product Integration” has the meaning set forth in the Commercial Agreement.

(vv) “Purchaser” has the meaning set forth in the Investment Agreement.

(ww) “Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and the Purchaser dated as of October 1, 2021, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

(xx) “Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”.

(yy) “Representative” means, as to any Person, such Person’s directors, members, partners, managers, officers, employees, agents and other representatives, in each case to the extent acting in their capacity as such.

(zz) “Requirements of Law” means, as to any Person, any law, treaty, rule or regulation, or determination or decree, or determination, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(aaa) “Senior Stock” means any other class or series of shares of the Company that ranks senior to the Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company, including any other class or series of preferred stock issued by the Company.

(bbb) “Subsidiary” of the Company means: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is the Company or a Subsidiary of the Company or (b) the only general partners of which are the Company or one or more Subsidiaries of the Company (or any combination thereof).

(ccc) “Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

(ddd) “Voting Stock” as of any date means the capital stock of the Company that is at the time entitled to vote in the election of the Board of Directors.

(eee) “VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “Root, Inc.” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose).

SECTION 5. DIVIDENDS.

(a) PREFERRED STOCK DIVIDENDS. Except as set forth in this Section 5(a) and Section 5(b), Holders shall not be entitled to any dividend in respect of the Preferred Stock, whether payable in cash, property or shares of common stock or preferred stock of the Company. With respect to the Preferred Stock Dividend Period, Holders of shares of outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company lawfully available for payment, a Preferred Stock Dividend at an annual rate of 5.00% of the Liquidation Preference per share of Preferred Stock, payable in arrears on the Preferred Stock Dividend Payment Date, in cash (the “Preferred Stock Dividend”). Any unpaid Preferred Stock Dividends shall accumulate during the Preferred Stock Dividend Period whether or not, in the Preferred Stock Dividend Period, there have been funds of the Company lawfully available for the payments of such Preferred Stock Dividend. The Preferred Stock Dividends shall be payable on the Preferred Stock Dividend Payment Date to Holders that are record Holders on the record date set by the Board of Directors for the payment of such Preferred Stock Dividend, but only to the extent such Preferred Stock Dividend has been declared by the Board of Directors to be payable on the Preferred Stock Dividend Payment Date. The Preferred Stock Dividends shall be based on the number of days elapsed during the

Preferred Stock Dividend Period and computed on the basis of a 360-day year consisting of twelve 30-day months. No interest, or sum of money in lieu of interest shall be payable in respect of any Preferred Stock Dividend payment or payments. If the Preferred Stock Dividend is not paid in full on the Preferred Stock Dividend Payment Date to all holders of the Preferred Stock, such Preferred Stock Dividend shall be paid pro rata based on the number of shares of Preferred Stock. If the Board of Directors determines not to pay the Preferred Stock Dividend in full on the Preferred Stock Dividend Payment Date, the Company will provide written notice to the Holders prior to the Preferred Stock Dividend Payment Date.

(b) COMMON STOCK DIVIDENDS. In the event that any dividend on the Common Stock is declared by the Board of Directors or a duly authorized committee of the Board of Directors and paid by the Company or any other distribution is made on or with respect to the Common Stock (other than any dividend or distribution payable in shares of Common Stock described in the next succeeding paragraph), the Holder as of the record date established by the Board of Directors or a duly authorized committee of the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive, with respect to each share of Preferred Stock held, that dividend or distribution that such Holder would have been entitled to if such Holder held that number of shares of Class A Common Stock equal to the Conversion Rate, with such dividend or distribution to be payable on the same payment date established by the Board of Directors or a duly authorized committee of the Board of Directors for the payment of such dividend or distribution to the holders of Common Stock. The record date for any such dividend or distribution shall be the record date for the applicable dividend or distribution on the Common Stock, and any such dividend or distribution shall be payable with respect to each share of Preferred Stock to the Holder to whom such share is registered, as reflected on the stock register of the Company, at the close of business on the applicable record date. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings, other than any dividend or distribution payable in shares of Common Stock described in the next succeeding paragraph.

In the event that any dividend or distribution payable in shares of Common Stock shall be paid on the Common Stock, or in the event of any subdivision, stock split, reverse stock split, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock (a “Common Event”), the Conversion Price shall, as of the effective time of such Common Event, be multiplied by the quotient, rounded to the nearest one one-thousandth, of (A) the number of shares of Common Stock outstanding immediately prior to the effectiveness of such Common Event divided by (B) the number of shares of Common Stock outstanding immediately following, and solely as a result of, such Common Event.

Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Preferred Stock required under this Certificate of

Designations, including authorizing the payment of (and setting the record date and payment date for) any dividend or the issuance of any security contemplated by this Section 5(b). So long as any share of Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on any shares of Common Stock or any other shares of Junior Stock unless all accrued and unpaid Preferred Stock Dividends with respect to such Preferred Stock Dividend Period on all outstanding shares of Preferred Stock have been or are contemporaneously declared and paid in full.

SECTION 6. OPTIONAL CONVERSION.

(a) At the option of the Holder, each share of Preferred Stock shall be convertible, at any time, or from time to time, into that number of fully-paid and nonassessable shares of Class A Common Stock as is determined in accordance with the then-effective Conversion Rate; provided, however, that to the extent such conversion would cause the Holder to hold in excess of 9.9% of the Voting Stock, such conversion shall be subject to the receipt of approval from (a) the Delaware Insurance Commissioner of a Form A Filing and Pre-Acquisition Application pursuant to Delaware Insurance Code section 5003, or approval from the Delaware Insurance Commissioner of a disclaimer of affiliation and (b) the Ohio Director of Insurance of a Form A Filing pursuant to Ohio Insurance Code section 3901.321, or approval from the Ohio Director of Insurance of a disclaimer of affiliation. The “Conversion Rate” shall be equal to the Liquidation Preference divided by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date of such conversion. The “Conversion Price” shall initially be $9.00 per share of Preferred Stock.

(b) All shares of Preferred Stock that are converted shall thereupon be cancelled and retired and cease to exist, shall cease to confer upon the Holder thereof any rights, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(c) All shares of Class A Common Stock delivered upon any conversion of Preferred Stock in accordance with this Section 6 will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith).

(d) The issuance of shares of Class A Common Stock upon conversion of shares of Preferred Stock in accordance with this Section 6 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Company shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Class A Common Stock in the name of any Person other than the Holder of the converted shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or charge, or has established to the satisfaction of the Company that such tax or charge has been paid or that no such tax or charge is due.

(e) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Class A Common Stock, for the sole purpose of effecting such conversion, the full number of shares of Class A Common Stock issuable upon the conversion of all the outstanding shares of the Preferred Stock at the Conversion Rate.

(f) The conversion of any shares of Preferred Stock into shares of Class A Common Stock pursuant to this Section 6 shall be subject to compliance with the procedural requirements of the transfer agent of the Company.

SECTION 7. LIQUIDATION RIGHTS.

(a) VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holders would have received had such Holders, immediately prior to such Liquidation, converted such shares of Preferred Stock into Class A Common Stock pursuant to Section 6. Holders shall not be entitled to any further payments in the event of any such Liquidation other than what is expressly provided for in this Section 7 and will have no right or claim to any of the Company’s remaining assets.

(b) PARTIAL PAYMENT. If in connection with any distribution described in Section 7(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 7(a) above to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) CHANGE OF CONTROL EXCHANGE OR REDEMPTION IN FULL. Upon the occurrence of a Change of Control, each Holder as of the effective date of the Change of Control shall elect, during the period beginning on the 30th Business Day prior to the effective date of the Change of Control (the “Change of Control Notice Date”) and ending on the date that is 20 Business Days after the Change of Control Notice Date (the “Deadline Date”), to, on the

effective date of the Change of Control, (i) subject to the prior repayment in full of the obligations under the Credit Agreements as required pursuant to the terms thereof, or any refinancing or replacement thereof, require the Company (or its successor) to purchase, out of funds legally available therefor, all (but not less than all) of its shares of Preferred Stock at a purchase price per share, payable in cash, in an aggregate amount (such amount, the “Change of Control Price”) equal to the Liquidation Preference (a “Change of Control Exchange”) or (ii) be deemed to have converted all (but not less than all) of its shares of Preferred Stock into Class A Common Stock as of the Change of Control Effective Date and, if applicable, receive consideration per share of Class A Common Stock received in such conversion equal to the consideration received by holders of Class A Common Stock in such Change of Control (a “Change of Control Conversion”). If no election has been made by the Deadline Date then the Company shall have the right to make such election.

(i) On or before the 30th Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control will occur or has occurred), a written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Change of Control has occurred);

(y) the date, which shall be 20 Business Days after the Change of Control Notice Date, by which the Holder must elect to effect a Change of Control Exchange or a Change of Control Conversion; and

(z) a statement setting forth in reasonable detail the calculation of the consideration that would be received upon a Change of Control Conversion with respect to such Holder.

(ii) On the Change of Control Notice Date (or if the Company discovers that a Change of Control has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company, by overnight courier to the Holders as they appear in the records of the Company. Such notice shall contain:

(x) the date, which shall be 20 Business Days after the Change of Control Notice Date, by which the Holder must elect to effect a Change of Control Exchange or a Change of Control Conversion; and

(y) the instructions a Holder must follow to effect a Change of Control Exchange or a Change of Control Conversion in connection with such Change of Control.

(iii) To exercise a Change of Control Exchange or a Change of Control Conversion, a Holder must, no later than 5:00 p.m., New York City time, on the date by which such election must be made, effectuate the book-entry transfer evidencing such Preferred Stock to be sold or exchanged or converted and indicate in writing that it is electing to effect a Change of Control Exchange or a Change of Control Conversion pursuant to Section 7.

(iv) Upon a Change of Control Exchange, the Company shall deliver or cause to be delivered to the Holder the amount of cash to be delivered to such Holder in exchange for its shares of Preferred Stock.

(v) Upon a Change of Control Conversion, the Company shall deliver or cause to be delivered to the Holder the amount of consideration per share of Class A Common Stock received in such conversion equal to the consideration received by holders of Class A Common Stock.

SECTION 8. MANDATORY CONVERSION

(a) So long as an effective Shelf Registration Statement (as defined in the Registration Rights Agreement) is in effect, at any time during the Mandatory Conversion Period, the Company may elect to convert (a “Mandatory Conversion”) all or any portion of the outstanding shares of Preferred Stock into shares of Class A Common Stock (the date selected by the Company for any Mandatory Conversion pursuant to this Section 8(a), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Preferred Stock then outstanding shall be converted into that number of fully-paid and nonassessable shares of Class A Common Stock as is determined in accordance with the then-effective Conversion Rate, plus cash in lieu of fractional shares, out of funds legally available therefor, plus cash in the amount of any accrued and unpaid dividend pursuant to Section 5 with respect to such share of Preferred Stock as of the Mandatory Conversion Date; provided that, if all shares of Preferred Stock elected by the Company to be converted cannot be converted into Class A Common Stock at such time, the Company shall (i) deliver the maximum number of shares of Class A Common Stock that may be issued upon conversion of the Preferred Stock at such time, together with an amount of cash equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Mandatory Conversion Date in lieu of any such shares of Class A Common Stock otherwise deliverable upon a Mandatory Conversion or (ii) elect to reduce the number of Preferred Shares to be converted.

(b) If the Company elects to effect a Mandatory Conversion, the Company shall, within ten (10) Business Days following the completion of the applicable Mandatory Conversion Period, provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by the Company shall be no less than 10 Business Days and no more than 20 Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date selected by the Company;

(ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of shares Preferred Stock to be converted from such Holder, the number of shares of Class A Common Stock to be issued to such Holder upon conversion of each such share of Preferred Stock and, if applicable, the amount of dividends payable pursuant to Section 5 as of the Mandatory Conversion Date; and

(c) in the event that the Mandatory Conversion is exercised with respect to shares of Preferred Stock representing less than all the shares of Preferred Stock outstanding at such time, the shares to be converted shall be converted by the Company on a pro rata basis based on the then-outstanding shares of Preferred Stock. If fewer than all the book-entry shares of Preferred Stock are converted, the book-entry notation representing the shares of Preferred Stock that remain outstanding shall be updated without charge to the Holder thereof, to the extent applicable.

(d) All shares of Preferred Stock that are converted pursuant to this Section 8 shall thereupon be cancelled and retired and cease to exist, shall cease to confer upon the Holder thereof any rights, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(e) All shares of Class A Common Stock delivered upon any conversion of Preferred Stock in accordance with this Section 8 will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith).

(f) The issuance of shares of Class A Common Stock upon conversion of shares of Preferred Stock in accordance with this Section 8 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Company shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Class A Common Stock in the name of any Person other than the Holder of the converted shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or charge, or has established to the satisfaction of the Company that such tax or charge has been paid or that no such tax or charge is due.

(g) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Class A Common Stock, for the sole purpose of effecting such conversion, the full number of shares of Class A Common Stock issuable upon the conversion of all the outstanding shares of the Preferred Stock at the Conversion Rate.

(h) The conversion of any shares of Preferred Stock into shares of Class A Common Stock pursuant to this Section 8 shall be subject to compliance with the procedural requirements of the transfer agent of the Company.

SECTION 9. VOTING RIGHTS.

(a) GENERAL. Holders will be entitled to vote, together with the holders of Class A Common Stock and Class B Common Stock, on an as-converted basis on all matters submitted to a vote of the holders of Class A Common Stock and Class B Common Stock. The Holders and the holders of the Class A Common Stock and the Class B Common Stock shall vote together as a single class, unless otherwise required by the Certificate of Incorporation or Law or Delaware law; provided that holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Designations.

(b) ADVERSE CHANGES. Provided that the Fall-Away of Purchaser Rights has not occurred, the vote or consent of the Holders of at least a majority of the shares of Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to Delaware law:

(i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Certificate of Designations or the Bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely;

(ii) any authorization or creation of, or issuance of, any Senior Stock or Parity Stock, and any increase in the authorized number of Preferred Stock;

(iii) any amendment, alteration or repeal of any provision of the Certificate of Incorporation that would alter or change the right to receive dividends or distributions or rights upon liquidation of the Company of the Class A Common Stock relative to the Class B Common Stock;

(iv) any liquidation, dissolution or winding up of the Company; or

(v) agreeing or committing to do or take any action contemplated by Section 9(b)(i)-(v).

SECTION 10. RANKING. The Preferred Stock shall rank senior to Junior Stock and equally with any other Parity Stock. Any class or series of preferred stock of the Company approved in accordance with Section 9(b) and issued in the future will rank senior to the Preferred Stock and the Parity Stock, as to the payment of dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution or winding up of the Company, if holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution or winding up, as the case may be, of the Company in preference or priority to Holders and holders of the Parity Stock.

SECTION 11. CALCULATION IN RESPECT OF PREFERRED STOCK. The Company shall be responsible for making all calculations called for in respect of the Preferred Stock. Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

SECTION 12. MATURITY. The Preferred Stock will be issued as perpetual securities with no fixed maturity date and Holders will not have any rights to require the Company to redeem, repurchase or retire the Preferred Stock at any time.

SECTION 13. RECORD HOLDERS. To the fullest extent permitted by applicable Law, the Company and the transfer agent for the Preferred Stock may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

SECTION 14. WITHHOLDING. Notwithstanding anything herein to the contrary, to the extent withholding or backup withhold is, subject to applicable exemptions, required by law the Company shall have the right to deduct and withhold from any payment or distribution (or deemed distribution) made with respect to a share of Preferred Stock and from the issuance of any Class A Common Stock upon its conversion such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution or such issuance under any applicable tax Law and, in the event that any amounts are deducted or withheld, the Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. The Company shall give a Holder reasonable notice if it intends to withhold and will reasonably cooperate with such Holder to mitigate any such withholding. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations and the relevant share of Preferred Stock as having been paid to the Holder of such share of Preferred Stock. After any payment of taxes by the Company to a Governmental Authority with respect to a Holder pursuant to this Section 14, upon the written request by such Holder, the Company shall deliver to such Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other customary evidence of such payment reasonably satisfactory to such Holder. Each non-U.S. Holder shall indemnify the Company and its Affiliates for, and hold harmless the Company and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Company or any of its Affiliates in respect of the shares of Preferred stock or Warrants held by such non-U.S. Holder.

SECTION 15. NOTICES. All notices and other communications under this Certificate of Designations shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and/or email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

to the Company:

Root, Inc.

80 E. Rich Street

Columbus, Ohio 43215

Email: legal@joinroot.com

Attention: Jonathan A. Allison, General Counsel

to any Holder:

by e-mail if such Holder has provided an e-mail address to the Company or its transfer agent for purposes of notification, or, if no such e-mail address is available, to such Holder’s address as it appears in the stock records of the Company or as otherwise specified in a written notice given by such Holder to the Company or, at the Company’s option with respect to any notice from the Company to a Holder, in accordance with customary practices of the Company’s transfer agent.

SECTION 16. SEVERABILITY. The provisions of this Certificate of Designations shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Certificate of Designations, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Certificate of Designations and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Certificate of Designations is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

SECTION 17. OTHER RIGHTS. The shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable Law.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by the undersigned, this 1st day of October, 2021.

ROOT, INC.

By:	/s/ Daniel Rosenthal
Name: Daniel Rosenthal
Title: Chief Revenue and Operating Officer and Chief Financial Officer

Certificate of Designations for Root, Inc. Signature Page